Exhibit 99.6

Northwest Medical, LLC

Table of Contents

PAGE

Financial Statements

Condensed balance sheets as of June 30, 2018 and December 31, 2017 (unaudited)2

Condensed statements of income for the six months ended June 30, 2018 and 2017 (unaudited)	3

Condensed statements of cash flows for the six months ended June 30, 2018 and 2017 (unaudited)4

Notes to financial statements (unaudited)5

Northwest Medical, LLC

Condensed Balance Sheets (unaudited)

	As of
	June 30, 2018	December 31, 2017
Assets:
Cash	$320,217	$1,723,002
Accounts receivable	2,175,740	2,190,895
Inventory	1,783,097	2,272,771
Rental inventory	414,389	437,662
Prepaid expenses	124,087	143,073
Total current assets	4,817,530	6,767,403

Fixed assets, net	511,754	574,637
Total assets	$5,329,284	$7,342,040

Liabilities and Equity:
Liabilities:
Accounts payable	$277,917	$932,111
Accrued expenses	229,480	192,421
Total current liabilities	507,397	1,124,532
Revolving line of credit	1,233,000	-
Notes payable	8,265,000	-
Total liabilities	10,005,397	1,124,532

Equity:
Total equity	(4,676,113)	6,217,508

Total liabilities and equity	$5,329,284	$7,342,040

The accompanying notes are an integral part of these financial statements

Northwest Medical, LLC

Condensed Statements of Income (unaudited)

	For the six months ended June 30,
	2018	2017
Revenues	$6,810,730	$6,494,519
Expenses
Cost of revenues (includes depreciation expense of $95,362 and $83,206, repsectively)	3,867,796	3,575,899
Depreciation	17,795	18,415
Selling, general and administrative expenses	1,974,420	1,883,122
Total expenses	5,860,011	5,477,436
Other income (expense)
Other income (expense)	-	-
Interest income	116	59
Interest expense	(457,109)	-
Total other income (expense)	(456,993)	59
Net income (loss)	$493,726	$1,017,142

The accompanying notes are an integral part of these financial statements

Northwest Medical, LLC

Condensed Statements of Cash Flows (unaudited)

	For the six months ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$493,576	$1,017,142
Adjustments to reconcile net income to cash from operating activities:
Depreciation	101,002	113,778
Gain on sale of equipment	-	-
Changes in operating assets and liabilities:
Receivables	15,155	19,300
Inventory	489,674	(77,867)
Rental inventory	46,406	68,777
Prepaid expenses	18,986	37,119
Accounts payable and accrued expenses	(617,135)	261
Net cash from operating activities	547,664	1,178,510

Cash flows from investing activities
Purchase of equipment	-	-
Proceeds from sale of equipment	(38,119)	(29,855)
Net cash from investing activities	(38,119)	(29,855)

Cash flows from financing activities
Member distributions	(1,062,480)	(700,000)
Proceeds from Revolver	1,250,000	-
Principal payments on loans	(2,100,000)	-
Net cash from financing activities	(1,912,480)	(700,000)

Net change in cash and cash equivalents	$(1,402,935)	$448,655
Cash and cash equivalents, beginning of period	1,723,002	809,399
Cash and cash equivalents, end of period	$320,217	$1,258,054

The accompanying notes are an integral part of these financial statements

Northwest Medical, LLC

Notes to the Financial Statements (Unaudited)

As of June 30, 2018 and for the six months ended June 30, 2018 and 2017

Note 1.  Organization and Nature of Operations

Northwest Medical, LLC. (the "Company") is in the business of the distribution of durable medical equipment, including of sleep and respiratory care equipment, positive air pressure equipment and supplies, ventilators, and oxygen equipment, through sales or rental arrangements to customers primarily in Oregon, Washington, and Alaska.

On March 9, 2018, the sole stockholder of the Company sold all of the outstanding common stock in the Company to an unrelated party (“Buyer”) effective March 9, 2018 and the Company was converted from a Corporation to a LLC.  The Company did not elect pushdown accounting for this change in control transaction for purposes of presenting standalone financial statements.

The Company operates within the health care industry, which is subject to numerous laws and regulations of federal, state and local governments.  These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditations, government health care programs participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse.  Government activity continues with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers.  Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayment for patient services previously billed.  Management believes the Company is in compliance with fraud and abuse as well as other applicable government laws and regulations.  Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions known or unasserted at this time.

Entities doing business with governmental payors, including Medicare and Medicaid, are subject to risks unique to the government-contracting environment that are difficult to anticipate and quantify.  Revenues are subject to adjustment as a result of examination by government agencies as well as auditors, contractors, and intermediaries retained by the federal, state, or local governments (collectively “Government Agents”).  Resolution of such audits or reviews often extends (and in some cases does not even commence until) several years beyond the year in which services were rendered and/or fees received.  In accordance with generally accepted accounting principles, to account for the uncertainty around governmental payor regulations and audits, the Company estimates the amount of revenue that will ultimately be received under these programs.  The result of future examinations or audits could vary from these estimates.

The Company is exposed to various risks of loss related to torts; theft of, damage to, and destruction of assets; errors and omissions, injuries to employees; and natural disasters.  These risks are covered by commercial insurance purchased from independent third parties.  To date, no claims have exceeded commercial insurance coverage.

The Company has insurance coverage to provide protection for professional liability losses on a claims-made basis.  Should the claims-made policy not be renewed or replaced with equivalent insurance, claims based on occurrences during its term, but reported subsequently will be uninsured.

Note 2.  Summary of Significant Accounting Policies

Basis of accounting – The financial statements have been prepared on the accrual basis of accounting principles generally accepted in the United States of America (“US GAAP”).

Unaudited Interim Financial Information – The unaudited interim condensed financial statements have been prepared on the same basis as the audited consolidated financial statements.  In the opinion of management, the accompanying unaudited interim condensed financial statements contain all adjustments which are necessary for a fair presentation of the Company’s financial position as of June 30, 2018 and December 31, 2017 and consolidated results of operations for the six months ended June 30, 2018and 2017 and its cash flows for the six months ended June 30, 2018 and 2017.  Such adjustments are of a normal and recurring nature.  The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2018.

Use of estimates – The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Accordingly, actual results could differ from those estimates.  Estimates are used in accounting for, among other things, the allowance for doubtful accounts, inventory obsolescence, amortization and depreciation.

Concentration of Risk – The Company’s revenue and related accounts receivable are concentrated with third-party payors.  One such government program payor constituted approximately 16% of consolidated revenues for the six months ended June 30, 2018 and 20% of consolidated revenues for the six months ended June 30, 2017.  No individual customers or payors constitute more than 10% of our accounts receivable as of June 30, 2018 or December 31, 2017.

Cash and cash equivalents– Cash and cash equivalents are comprised of cash and highly liquid investments with original maturities of 90 days or less at the date of purchase.  Cash equivalents consist primarily of money market funds.  The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent the amounts on deposit or invested are in excess of amounts that are insured.

Accounts receivable – Accounts receivable are customer obligations due under normal sales and rental terms and represent the amount estimated to be collected from the customers and, if applicable, the third-party private insurance provider or government program (collectively, Payors), based on the contractual agreements.   The Company does not require collateral in connection with its customer transactions.  The Company extends unsecured credit to its customers located primarily in Oregon, Washington, and Alaska on open account.

The allowance for doubtful accounts is maintained at a level that, in management’s opinion, is adequate to absorb potential credit losses related to accounts receivable and is based upon the Company’s evaluation of the collectability of outstanding balances.  Management’s evaluation takes into consideration such factors as past experience, economic conditions and information about specific receivables.  The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their net realizable value.

The Company generally does not allow returns from providers for reasons not covered under the manufacturer’s standard warranty.  Therefore, there is no provision for sales return reserves.

Inventories – Inventory consisting of finished goods respiratory supplies and equipment is valued at the lower of cost or net realizable value.  Cost is determined using the first-in, first-out method.  The Company reduces the carrying value of inventories for items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors.  The Company bases its provisions for excess, expired and obsolete inventory primarily on our estimates of forecasted net sales.  A significant change in the timing or level of demand for our products as compared with forecasted amounts may result in recording additional provisions for excess, expired and obsolete inventory in the future.  There were no significant write-offs during the six months ended June 30, 2018 and 2017.

Rental inventory – Rental inventory consists of CPAP machines that are rented out to customers.  Management has estimated the useful lives of equipment leased to customers where title ultimately transfers to customers (e.g.  capped rentals, typically 13 months with title transfer) based upon an analysis of ultimate disposition of rental equipment, some of which is returned to the Company and either re-leased or sold.

The Company recognizes depreciation in amounts sufficient to match the cost of depreciable assets to operations over their estimated service lives, which considers the term of lease for any leased assets.

Equipment – Equipment is stated at cost.  Maintenance, repairs, and minor replacements are charged to operations as incurred.  When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated from the stated accounts and any gain or loss is included in income from operations.  Depreciation is provided on all equipment using the straight-line method based on an estimated useful life of five years.

Long-Lived Assets – Long-lived assets include equipment, which is evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable based on undiscounted cash flows.  If an impairment is indicated, the Company records the impaired asset at fair value, and records a charge to operations.  No such impairment triggering events were identified in the six months ended June 30, 2018 and 2017.

Fair Value Measurements – Fair value is defined as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

US GAAP provides a framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.  The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•

Level 2:  Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•

Level 3:  Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value.  These assumptions are required to be consistent with market participant assumptions that are reasonably available.

All financial assets or liabilities that are measured at fair value on a recurring and non-recurring basis have been segregated into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.  The Company does not have any assets or liabilities that are measured at fair value at June 30, 2018 or December 31, 2017.

Income taxes – Effective March 9, 2018, the Company was organized as an LLC and therefore, payment of federal and state taxes on income is the responsibility of the stockholder rather than the Company.  Accordingly, no provision for federal and state income tax expense is included in the financial statements on the Company's income for the six months ended June 30, 2018 and 2017.

Management of the Company has analyzed the tax positions taken by the Company and has concluded that as of June 30, 2018 there are no uncertain positions taken or expected to be taken that would require disclosure in the financial statements.  The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax period in progress.  The Company's management believes it is no longer subject to income tax examinations for years prior to December 31, 2014.

Revenue recognition – The Company’s policy for revenue recognition is as follows:

Equipment Sales and Services Revenues

The Company sells medical equipment, replacement parts and supplies to customers and recognizes revenue at the point control is transferred through delivery to the customer.  Each piece of equipment, part or supply is distinct and separately priced thus they each represent a single performance obligation.

The Company considers revenue to be realized or realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.  Revenue is reported at the estimated net realizable amounts from patients, third-party payers, and others for services rendered or equipment provided.

Equipment Rental Revenue

The Company recognizes rental revenue of equipment on a straight-line basis over the non-cancelable term of the lease.  The Company leases durable medical equipment to customers for a fixed monthly amount on a month to month basis.  The contractual length of the lease term varies based on the type of equipment that is rented to the customer, but generally is from 10 to 36-months.  In the case of capped rental agreements, title to the equipment transfers to the customer at the end of the contractual rental period.  The customer has the right to cancel the lease at any time during the rental period for a subsequent month’s rental and payments are generally billed in advance on a month to month basis.  Rental income from operating leases is recognized on a month to month basis, based on contractual lease terms when collectability is reasonably assured.  Certain customer co-payments are included in revenue when considered probable of payment, which is generally when paid.

The lease term begins on the date products are delivered to patients and are recorded at amounts estimated to be received under reimbursement arrangements with third-party payors, including Medicare, private payors, and Medicaid.  Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values.  Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available.  Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain Payors may result in adjustments to amounts originally recorded.  Such adjustments are typically identified and recorded at the point of cash application or claim denial.  There were no material changes in estimates recorded in the current period, relating to prior periods.

Included in rental revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the Payor.  The estimate of net unbilled rental revenue recognized is based on historical trends and estimates of future collectability.  In addition, the Company estimates potential future adjustments and write-offs of these unbilled amounts and includes these estimates in the allowance for adjustments and write-offs of rental revenue which is netted against gross receivables.

Shipping and delivery costs - Shipping and delivery costs are included in cost of revenues.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases, (“ASU 2016-02”).  ASU 2016-02 will require lessees to recognize most leases on their balance sheet as a right-of-use asset and a lease liability.  Leases will be classified as either operating or finance, and classification will be based on criteria similar to current lease accounting, but without explicit bright lines.  The guidance is effective for annual reporting periods beginning after December 15, 2019.  The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), (“ASU 2014‑09”), which supersedes all existing revenue recognition requirements, including most industry-specific guidance.  The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services.  The new standard will be effective on January 1, 2019.  The Company is currently evaluating the potential impact that ASU 2014-09 may have on its financial position and results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

Note 3.  Related Party Transactions

Note payable – On March 9, 2018, Corbel Capital Partners SBIC, L.P. (Corbel) purchased the outstanding equity of Northwest Medical, Inc. from the sole Stockholder using cash and a $10.6 million term loan issued to Northwest Medical LLC.  In connection with the issuance of the term loan, the Company paid Corbel a one-time structuring fee of $0.2 million, which is capitalized as debt issuance costs and is being amortized over the life of the loan.  The term loan matures on March 9, 2023, accrues interest at a variable rate of three-month LIBOR plus 12% per annum and is secured by the assets of the durable medical equipment business.  Beginning with the quarter ending June 30, 2018, the Company is required to make quarterly principal payments based on a percentage of excess cash flows generated.  The Company has the option to prepay the borrowings outstanding in whole or in part subject to certain prepayment penalties ranging from 1% - 5% of the early payment of the principal, based on the time that the loan has been outstanding through the first five years of the loan.  During the six months ended June 30, 2018, the Company made principal payments to Corbel of $2.1 million.

Operating leases – The premises for the Company’s Portland, Oregon and Anchorage, Alaska locations are leased from the former sole stockholder of the Company and minimum rental payments of $15,000 and $9,000 per month, respectively, were required during the six months ended June 30, 2017 and up until the change in control on March 9, 2018, upon which the transaction ceased being a related party transaction.  In addition, the Company is also responsible for all real estate taxes, insurance, and operating expenses applicable to each property.

Note 4.  Borrowings

Note payable – See Note 3 for discussion of term loan held by the Company payable to the sole member of the Company.

Revolving line of credit – On May 22, 2018, the Company entered into a Loan and Security Agreement with a bank providing a line of credit up to $3.5 million, depending on the amount of qualifying accounts receivable and inventory.  The facility matures on May 22, 2020, and interest is charged on borrowings at a rate of Prime plus 0.50%.  Under the agreement, the Company is subject to a financial covenant to maintain a Tangible Net Worth (as defined in the agreement) of at least $7,500,000.  The Company drew down $1,250,000 upon the execution of the agreement.

These borrowings are summarized in the following table:

	As of
	June 30, 2018	December 31, 2017
Corbel term loan	$8,500,000
Revolving line of credit	1,250,000
Total principal, net	9,750,000	-
Unamortized debt issuance cost	(252,000)
Long term debt, net of issuance cost	$9,498,000	$-

Note 5.  Commitments and Contingencies

In the normal course of business, there could be various outstanding contingent liabilities such as, but not limited to, the following:

•	Lawsuits alleging negligence in care
•	Environmental pollution
•	Violation of regulatory body's rules and regulations
•	Violation of federal and/or state laws

No contingent liabilities such as, but not limited to those described above, are reflected in the accompanying financial statements.  No such liabilities have been asserted and, therefore, no estimate of loss, if any, is determinable.

Note 6.  Fixed Assets

Fixed assets on the condensed balance sheets are comprised of the following:

	As of
	June 30, 2018	December 31, 2017
Property and Equipment
Vehicles	241,322	241,322
Computer equipment and software	231,905	222,812
Furniture and fixtures	76,409	76,409
Medical equipment	1,435,822	1,406,795
	1,985,458	1,947,338
Accumulated depreciation	(1,473,704)	(1,372,701)
Net carrying amount	$511,754	$574,637

Note 7.  Subsequent events

For the Company’s condensed financial statements as of June 30, 2018 and for the six months then ended, the Company evaluated subsequent events through November 21, 2018, the date on which those financial statements were issued.

On September 7, 2018, Corbel sold an 80.1% interest in the Company to Great Elm Capital Group, Inc. and contributed its remaining 19.9% interest to form Great Elm DME Holdings, Inc., a majority-owned company of Great Elm Capital Group, Inc.